Exhibit 3.1
DECLARATION OF TRUST OF
NET LEASE OFFICE PROPERTIES
ARTICLE I
FORMATION
Net Lease Office Properties (the “Trust”) is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended.
ARTICLE II
NAME
The name of the real estate investment trust is Net Lease Office Properties.
ARTICLE III
PURPOSE
The purpose of the Trust is to engage in any lawful act or activity for which a real estate investment trust may be organized under the Maryland Real Estate Investment Trust Law as now or hereafter in force.
ARTICLE IV
PRINCIPAL OFFICE AND RESIDENT AGENT
The address of the principal office of the Trust is One Manhattan West, 395 9th Avenue, 58th Floor, New York, New York 10001. The Trust may have such offices or places of business within or outside the State of Maryland as the board of trustees of the Trust may from time to time determine. The name of the resident agent of the Trust in the State of Maryland is The Corporation Service Company, whose address is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.
ARTICLE V
BOARD OF TRUSTEES
The management of the business and the conduct of the affairs of the trust shall be vested in its board of trustees (the “Board of Trustees”). The number of trustees initially shall be one (1), which number may thereafter be increased or decreased by the trustees then in office from time to time; however, the total number of trustees shall be not less than one (1) and not more than fifteen (15). The trustees shall be elected every year at an annual meeting of shareholders. The name of the trustee who shall serve until the first meeting and until his successor is duly elected and qualifies is John J. Park. Subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees.

ARTICLE VI
SHARES
The total number of common shares of beneficial interest of all classes which the Trust shall have authority to issue is 1,000 common shares, $0.001 par value per share, and having an aggregate par value of $1.00. The Board of Trustees, with the approval of a majority of the entire Board of Trustees and without any action by the shareholders of the Trust, may amend the declaration of trust of the Trust from time to time to increase or decrease the aggregate number of common shares or the number of shares of any class or series that the Trust has the authority to issue.
The Board of Trustees may authorize the issuance from time to time of shares of any class, whether now or hereafter authorized, or securities or rights convertible into shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a share split or share dividend), subject to such restrictions or limitations, if any, as may be set forth in the declaration of trust or bylaws of the Trust.
ARTICLE VII
LIABILITY OF TRUSTEES AND OFFICERS
To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers, no trustee or officer of the Trust shall be liable to the Trust or its shareholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the declaration of trust or bylaws of the Trust inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
ARTICLE VIII
INDEMNIFICATION
The Trust shall indemnify, to the fullest extent permitted by the laws of the State of Maryland, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former trustee or officer of the Trust or (ii) any individual who, while a trustee or officer of the Trust and at the request of the Trust, serves or has served as a trustee, officer, partner, member, manager or director of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise who, by reason of such position, was, is, or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative. The Trust shall provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (i) or (ii) above and to any employee or agent of the Trust or a predecessor of the Trust.
The indemnification provided herein shall not be deemed to limit the right of the Trust to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Trust may be entitled under any agreement, vote of shareholders or disinterested trustees, or otherwise, both as to action in such persons official capacity and as to action in another capacity while holding such office.

ARTICLE IX
ANNUAL MEETING
An annual meeting of the shareholders for the election of trustees and the transaction of any business within the powers of the Trust shall be held each year at a convenient location and on proper notice, on a date and at the time set by the Board of Trustees, beginning with the year 2023. Failure to hold an annual meeting does not invalidate the Trust’s existence or affect any otherwise valid acts of the Trust.

IN WITNESS WHEREOF, this declaration of trust has been executed on this 19th day of October 2022, by the undersigned trustee, who acknowledges that this document is his act, that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

Signature	Title	Date

/s/ John J. Park	Trustee	October 19, 2022
John J. Park

I HEREBY CONSENT TO ACT AS RESIDENT AGENT IN MARYLAND FOR THE ENTITY NAMED IN THE ATTACHED INSTRUMENT.
CSC-Lawyers Incorporating Service Company

By:	/s/ Jennifer Strickland
SIGNATURE
JENNIFER STRICKLAND
AUTHORIZED REP